Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No.1 on Form S-8 to Form S-4 Registration Statement (No. 333-116792) of Lucent Technologies Inc. of our report dated October 22, 2003, except for the second paragraph of Note 10, as to which the date is November 24, 2003, and except for Note 14, as to which the date is April 19, 2004, relating to the consolidated financial statements, which appears in the Company’s Current Report on Form 8-K filed June 17, 2004. We also consent to the incorporation by reference of our report dated October 22, 2003, except for the second paragraph of Note 10, as to which the date is November 24, 2003, relating to the financial statement schedule, which appears in the Company’s Annual Report on Form 10-K for the year ended September 30, 2003.

/s/ PricewaterhouseCoopers LLP

Florham Park, New Jersey
September 9, 2004

14